Exhibit 99.1

FOR IMMEDIATE RELEASE

August 2, 2011

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2900

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR

SECOND QUARTER AND FIRST SIX MONTHS OF 2011

Gillette, WY, August 2, 2011 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, today announced results for the second quarter and first six months of 2011.

2011 Second Quarter and Six Months Highlights

•                  Adjusted EBITDA(1) of $88.3 million in the second quarter of 2011 compared with $88.6 million in the second quarter of 2010; record Adjusted EBITDA of $170.9 million compared with $158.7 million for the first six months of 2010.

•                  Net income of $94.6 million resulting in Adjusted EPS(1) of $0.72 compared to $0.51 in the second quarter of 2010; for the six months 2011 net income of $121.4 million resulting in Adjusted EPS of $1.16 compared to $0.84 in the first six months of 2010.

•                  Diluted EPS of $1.56 compared to $0.51 in the second quarter of 2010; diluted EPS of $2.00 compared to $0.89 in the first six months of 2010.

•                  Successfully bid on two federal coal leases that the BLM estimates to contain approximately 407 million tons of mineable coal.  The acquisition of these leases will also provide access to an additional 80 million tons of coal within an adjacent State of Wyoming coal lease that Cloud Peak Energy controls.

•                  Asian export shipments were up approximately 85 percent to 1.4 million tons from second quarter of 2010 of 758,000 tons.  For the first six months Asian exports were 2.3 million tons.

•                  Increased revolving credit facility by $100 million to $500 million with improved pricing and increased financial flexibility.

(1)    Defined later.

“Our second quarter was highlighted by our successful bids on the West Antelope II North and South Coal Tracts that contain 407 million mineable tons according to Bureau of Land Management (BLM) estimates.  Operationally, our mines performed well despite heavy rainfall in the PRB, and we were able to load trains as available.  Domestic shipments were slightly lower due to the impact of flooding on the rail system. Once again, we were able to increase our Asian exports which were up 85 percent over the second quarter of last year as demand from our customers continues to be strong,” said Colin Marshall, President and Chief Executive Officer.

Operating Highlights

			First Six	First Six
	Q2	Q2	Months	Months
	2011	2010	2011	2010
Tons Produced (in millions) (1)	23.3	24.3	46.7	46.0
Tons Sold (in millions)	23.8	24.7	47.5	46.6
Average revenue per ton(2)	$12.94	$12.20	$12.86	$12.28
Average cost of product sold per ton(2)	$9.23	$8.37	$9.09	$8.44

(1)         Includes the three company-operated mines and our 50% share of the Decker mine.

(2)         Represents only the three company-operated mines.

For the second quarter, production from our three company-operated mines was 22.9 million tons, down from 23.9 million tons in the second quarter of 2010 due to the impact of flooding in the Midwestern United States, which constrained rail services.

For the second quarter, Adjusted EBITDA declined slightly to $88.3 million, driven by lower volumes.  Average revenue per ton increased to $12.94.  Average cost of product sold per ton was $9.23, higher than last year due to lower volumes mined, increased taxes and royalties, higher diesel prices, and a higher strip ratio.  For the first six months, we generated a record Adjusted EBITDA of $170.9 million from $158.7 million for the same period in 2010 driven by strong export sales and higher realized prices.

Health, Safety and Environment Record

During the first six months of 2011, of our approximately 1,550 employees, five suffered reportable injuries resulting in an MSHA All Injury Frequency Rate of 0.70 for the first six months of 2011, an increase over the full year 2010 rate of 0.58.  We continue to focus on the safety of all of our employees and contractors.

During the second quarter, floodwaters caused southern Montana residents to be evacuated from their homes and sent to shelters in the Billings area. Cloud Peak Energy was able to provide immediate support for over 2,000 displaced and isolated people in the form of water, food and other necessities to assist in these relief efforts.

Balance Sheet and Cash Flow

Cash flow from operations totaled $38.7 million for second quarter 2011.  Capital expenditures were $24.7 million.  Total coal lease acquisition payments for the quarter were $79.0 million, of which $69.4 million were initial payments for the successful West Antelope II North and South bids, and $9.6 million was the third installment payment of the previously awarded Maysdorf lease.

Unrestricted cash on hand as of June 30, 2011 was $326.7 million.  Cloud Peak Energy’s balance sheet is well positioned with total available liquidity of $816.2 million as of June 30, 2011.

On June 3, 2011 we entered into an Amended and Restated Credit Agreement which amended our existing credit facility.  The new facility is for $500 million up from the previous $400 million.  Loans under this facility will bear interest at LIBOR plus an applicable margin of between 1.75 percent and 2.50 percent, depending on our leverage ratio.  Additionally, the annual undrawn fee is reduced from 75 basis points to 50 basis points.

Coal Acquisitions

On May 11, 2011, we were the successful bidder for the lease sale of the WAII North Coal Tract with a bid of $297.7 million, or approximately $0.85 per ton, based on the BLM estimate of 350 million mineable tons.  We submitted a payment for $59.5 million on May 11, 2011, and four additional payments in the same amount will be payable annually on the anniversary of the lease effective date.  On June 15, 2011, we were the successful bidder for the lease sale of WAII South Coal Tract with a bid of $49.3 million, or approximately $0.875 per ton, based on the BLM’s estimate of 56 million mineable tons.  We submitted a payment for $9.9 million on June 15, 2011, and four additional payments in the same amount will be payable annually on the anniversary of the lease effective date.  As previously disclosed, the West Antelope II Leases by Application (LBA) are subject to pending legal challenges filed by certain environmental organizations against the BLM and the Secretary of the Interior.

The BLM estimates that these tracts together contain 407 million tons of mineable coal.  With the acquisition of the West Antelope II North lease, we also gain access to an additional 80 million tons of coal in an adjacent State of Wyoming coal lease that we already controlled but were not previously included in our reserve estimates.  These coal additions are expected to significantly increase our year end reserve position and the life of the Antelope mine.

The successful bids triggered an update of our estimates of Asset Retirement Obligation and Tax Receivable Agreement liabilities.  The addition of the new leases extends the expected life of Antelope mine, reducing the discounted value of its Asset Retirement Obligation by $15.7 million, which is a credit to our depreciation and depletion expense in the quarter.

The addition of the new leases also increased our estimates of future taxable income.  The increased amount of future taxable income will allow Cloud Peak Energy Inc. to realize increased portions of the tax benefit generated as a result of our 2009 IPO and 2010 Secondary Offering transactions.  This resulted in an increase in the undiscounted estimated future liability due to Rio Tinto under the Tax Receivable Agreement, resulting in a $42.7 million charge to non-operating income for the three and six months ended June 30, 2011.  This is a non-cash, non-operating charge reflecting the change in the estimated liability over the life of our mines.  We recorded a corresponding increase in our deferred tax asset of $15.4 million and we now expect to be able to realize $78.2 million of expected tax benefits against which we had previously recorded a valuation allowance.  This resulted in a credit of $93.6 million to income tax expense in the quarter.

Outlook

While the impact of disruptions to the rail transportation system due to flooding and the pace of recovery will be clearer by the end of the third quarter, currently our expected production from the three company-operated mines for 2011 is unchanged at 93 million to 96 million tons.  Our 2011 production is essentially fully sold, consistent with our sales strategy.  Assuming constant prices of $14.25 per ton for 8800 Btu quality coal and $11.75 per ton for 8400 Btu quality coal on our indexed tons, the expected total realized price for 2011 would be approximately $12.91 per ton.  For 2012, we have currently contracted to sell 81 million tons from our three operated mines.  Of this committed 2012 production, 69 million tons are under fixed-price contracts with a weighted-average price of $13.22 per ton.

Total exports to our Asian customers in 2011 are now expected to be between 4.0 and 4.5 million tons.  Exports from the Spring Creek mine through the Westshore terminal in Vancouver are expected to approximate 3.5 to 4.0 million tons this year, driven by the strong demand from the company’s Asian utility customers.  Additional export sales are expected to be made through the Ridley terminal in Prince Rupert, British Columbia.  As previously disclosed, exports through the Ridley terminal will incur significantly higher rail costs than through Westshore but do allow additional Asian customers to gain experience burning Spring Creek coal.

Updated Guidance — 2011 Financial and Operational Estimates

The following table provides the company’s current outlook and assumptions for selected 2011 financial and operational metrics:

Item	Estimate or Estimated Range
Coal production for our three operated mines	93 – 96 million tons
Committed sales with fixed prices	92 million tons
Anticipated realized price of produced coal(1)	Approximately $12.91 per ton
Average cost of produced coal(2)	$9.00 - $9.40 per ton
Additional operating margin	$30 - $50 million
Selling, general and administrative expenses	$50 - $60 million
Interest expense	$40 - $50 million
Depreciation, depletion and accretion	$95 - $115 million
Effective income tax rate(4)	Approximately 35%
Capital expenditures (excludes federal coal leases)(3)	$100 - $140 million
Committed federal coal lease payments	$133 million

(1)         Assumes prices of $14.25 per ton for 8800 Btu coal and $11.75 per ton for 8400 Btu coal applied to indexed tons.

(2)         Represents average Cost of Product Sold for produced coal for our three operated mines.

(3)         Includes capitalized interest.

(4)         Excluding impact of the Tax Receivable Agreement.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on August 2, 2011, to review the results and current business conditions.  The call will be web cast live over the Internet from the company’s Web site at www.cloudpeakenergy.com under “Investor Relations.”  Participants should follow the instructions provided on the Web site for downloading and installing the audio applications necessary to join the web cast.  Interested individuals also can access the live conference call via telephone at 877-556-5921 (domestic) or 617-597-5474 (international) and entering pass code 50697278.

Following the live web cast, a replay will be available on the company’s Web site for seven days. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 46772884.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,550 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2011 and future periods for our company, PRB coal and the coal industry in general, and our 2011 operational and financial guidance; (2) anticipated economic conditions and demand by domestic and foreign utilities; (3) prices for natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; and (11) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic conditions; (b) demand for our coal by the domestic electric generation industry, export demand and terminal capacity and the price we receive for our coal; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) environmental, health, safety, endangered species or other legislation, regulations, court decisions or government actions, or related third-party regulatory legal challenges, including any new requirements affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations; (e) public perceptions, third-party regulatory legal challenges or governmental actions and energy policies relating to concerns about climate change, including emissions restrictions and governmental subsidies that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (f) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (g) our ability to efficiently conduct our mining operations, (h) transportation and export terminal availability, performance and costs; (i) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (j) our ability to acquire future coal tons through the federal LBA process and necessary surface rights in a timely and cost-effective manner and the impact of third-party regulatory legal challenges, (k) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (l) the impact of direct and indirect competition from coal producers and competing sources of energy, domestically and internationally; (m) litigation and other contingent liabilities; and (n) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or GAAP.  A quantitative reconciliation of net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  The specifically identified items are the income statement impacts, as applicable, of: (1) the Tax Receivable Agreement and (2) our significant broker contract that expired in the first quarter of 2010.

Adjusted EPS represents diluted earnings (loss) per share attributable to controlling interest (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA and described above.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income.  Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary drastically from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2900
Vice President, Investor Relations

###

Production

(in thousands)

	Q2	Q1	Q4	Q3	Q2	Q1	YTD	Year
	2011	2011	2010	2010	2010	2010	2011	2010
Mine
Antelope	9,053	9,148	9,044	9,482	8,923	8,468	18,201	35,917
Cordero Rojo	9,149	10,170	9,267	10,349	10,024	8,919	19,319	38,559
Spring Creek	4,699	3,857	5,078	5,256	4,935	4,050	8,556	19,319
Decker (50% interest)	377	269	426	391	410	236	646	1,463
Total Production	23,278	23,444	23,816	25,478	24,292	21,673	46,722	95,259

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$387,679	$341,603	$744,224	$652,596
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	287,837	240,173	549,018	456,841
Depreciation and depletion	9,133	25,508	34,248	49,215
Amortization	—	—	—	3,197
Accretion	3,096	3,248	6,436	6,566
Selling, general and administrative expenses	12,907	14,368	25,934	30,645
Total costs and expenses	312,973	283,297	615,636	546,464
Operating income	74,706	58,306	128,588	106,132
Other income (expense)
Interest income	181	132	316	227
Interest expense	(8,454)	(12,006)	(20,672)	(24,782)
Tax agreement expense	(42,733)	—	(42,733)	—
Other, net	(93)	39	69	39
Total other expense	(51,099)	(11,835)	(63,020)	(24,516)
Income before income tax provision and earnings from unconsolidated affiliates	23,607	46,471	65,568	81,616
Income tax benefit (provision)	69,480	(8,777)	54,187	(15,500)
Earnings from unconsolidated affiliates, net of tax	1,507	1,476	1,612	1,816
Net income	94,594	39,170	121,367	67,932
Less: Net income attributable to noncontrolling interest	—	23,312	—	40,477
Net income attributable to controlling interest	$94,594	$15,858	$121,367	$27,455
Earnings per common share attributable to controlling interest:

Basic	$1.58	$0.52	$2.02	$0.90
Diluted	$1.56	$0.51	$2.00	$0.89
Weighted-average shares outstanding - basic	60,001,909	30,600,000	60,001,103	30,600,000
Weighted-average shares outstanding - diluted	60,598,417	60,140,222	60,605,198	60,120,173

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$326,709	$340,101
Restricted cash	160,827	182,072
Accounts receivable, net	73,659	65,173
Due from related parties	4,995	434
Inventories	73,362	64,970
Deferred income taxes	28,084	21,552
Other assets	32,386	17,449
Total current assets	700,022	691,751

Non-current assets
Property, plant and equipment, net	1,296,389	1,008,337
Goodwill	35,634	35,634
Deferred income taxes	192,888	140,985
Other assets	34,603	38,400
Total assets	$2,259,536	$1,915,107

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$53,894	$81,975
Royalties and production taxes	126,126	127,038
Accrued expenses	47,268	51,197
Current portion of tax agreement liability	18,152	18,226
Current portion of federal coal lease obligations	96,093	54,630
Other liabilities	4,845	4,880
Total current liabilities	346,378	337,946

Non-current liabilities
Tax agreement liability, net of current portion	214,691	171,885
Senior notes	595,876	595,684
Federal coal lease obligations, net of current portion	239,158	63,659
Asset retirement obligations, net of current portion	170,002	182,170
Other liabilities	35,612	32,564
Total liabilities	1,601,717	1,383,908

Equity
Common stock ($0.01 par value; 200,000,000 shares authorized; 60,949,029 and 60,878,317 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively)	609	609
Additional paid-in capital	507,787	502,952
Retained earnings	163,663	42,296
Accumulated other comprehensive loss	(14,240)	(14,658)
Total equity	657,819	531,199
Total liabilities and equity	$2,259,536	$1,915,107

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net income	$121,367	$67,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	34,248	49,215
Amortization	—	3,197
Accretion	6,436	6,566
Earnings from unconsolidated affiliates	(1,612)	(1,816)
Distributions of income from unconsolidated affiliates	2,000	15
Deferred income taxes	(59,577)	15,500
Tax agreement expense	42,733	—
Stock compensation expense	4,835	3,545
Other, net	6,353	2,296
Changes in operating assets and liabilities:
Accounts receivable, net	(8,486)	4,865
Inventories	(8,278)	(4,238)
Due to or from related parties	(4,561)	6,391
Other assets	(10,909)	(12,823)
Accounts payable and accrued expenses	(2,491)	(3,447)
Asset retirement obligations	(3,255)	(2,685)
Net cash provided by operating activities	118,803	134,513
Investing activities
Purchases of property, plant and equipment	(71,019)	(8,511)
Initial payment on federal coal leases	(69,407)	—
Return of restricted cash	21,321	80,180
Restricted cash deposit	—	(218,345)
Other	(3,534)	471
Net cash used in investing activities	(122,639)	(146,205)

Financing activities

Principal payments on federal coal leases	(7,496)	(6,898)
Other	(2,060)	—
Distributions to Rio Tinto	—	(164)
Net cash used in financing activities	(9,556)	(7,062)

Net increase (decrease) in cash and cash equivalents	(13,392)	(18,754)
Cash and cash equivalents at beginning of period	340,101	268,316
Cash and cash equivalents at end of period	$326,709	$249,562

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(dollars in millions, except share and per share data)

Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$94.6	$39.2	$121.4	$67.9
Interest income	(0.2)	(0.1)	(0.3)	(0.2)
Interest expense	8.5	12.0	20.7	24.8
Income tax (benefit) provision	(69.5)	8.7	(54.2)	15.5
Depreciation and depletion	9.1	25.5	34.2	49.2
Amortization (1)	—	—	—	3.2
Accretion	3.1	3.3	6.4	6.6
EBITDA	$45.6	$88.6	$128.2	$167.0
Expired significant broker contract (1)	—	—	—	(8.3)
Tax Receivable Agreement expense	42.7	—	42.7	—
Adjusted EBITDA	$88.3	$88.6	$170.9	$158.7

(1)                      The impact of the expired significant broker contract on the Statement of Operations is a combination of net income and the amortization expense related to the contract.  All amortization expense for the periods presented was attributable to the significant broker contract.

Adjusted EPS

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Diluted earnings (loss) per common share attributable to controlling interest	$1.56	$0.51	$2.00	$0.89
Expired significant broker contract	—	—	—	(0.05)
Tax Receivable Agreement expense	0.71	—	0.71	—
Change in net value of deferred tax assets	(1.55)	—	(1.55)	—
Adjusted EPS	$0.72	$0.51	$1.16	$0.84
Weighted-average shares outstanding	60,598,417	60,140,222	60,605,198	60,120,173